Exhibit 6.4

AREA DEVELOPMENT AGREEMENT

by and between

WZ FRANCHISE, LLC

and

FUTURE LABS IX, INC.

to develop

WING ZONE RESTAURANTS

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC. - LOS ANGELES SOUTH BAY

EAST

TABLE OF CONTENTS

ITEM	PAGE

1.	GRANT	2

2.	DEVELOPMENT FEE	3

3.	DEVELOPMENT SCHEDULE AND DEVELOPMENT PROCEDURES	4

4.	TERM	5

5.	DUTIES OF THE DEVELOPER	5

6.	PROPRIETARY MARKS/CONFIDENTIALITY	6

7.	DEFAULT AND TERMINATION	6

8.	TRANSFERABILITY	7

9.	COVENANTS	8

10.	NOTICES	9

11.	MISCELLANEOUS TERMS AND CONDITIONS	9

12.	SUPERIORITY OF FRANCHISE AGREEMENT	13

13.	DEVELOPER REPRESENTATIONS	13

EXHIBITS

A.	DESCRIPTION OF TERRITORY

B.	DEVELOPMENT SCHEDULE

C.	DEVELOPER GUARANTY AGREEMENT

D.	RESTRICTIVE COVENANT

E.	DEVELOPER INFORMATION

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC. - LOS ANGELES SOUTH BAY

EAST

WZ FRANCHISE, LLC

AREA DEVELOPMENT AGREEMENT

This Area Development Agreement (“this Agreement”) made this ___________________, by and between WZ FRANCHISE, LLC, a Georgia limited liability company, having its principal place of business at 6056 South Durango Drive, Suite 100, Las Vegas, Nevada 89113 (“Franchisor”), and FUTURE LABS IX, INC., as a California corporation, having its principal place of business at C/O WAVEMAKER LABS, 1661 EAST FRANKLIN AVE, EL SEGUNDO, CA 90245 (“Developer”).

WITNESSETH:

WHEREAS, Franchisor and its affiliates are the owners of the trademark, service mark, and logo “WING ZONE,” which mark is registered with the USPTO under Registration Numbers 2,156,732, 2,702,061, and 3,937,385, and any other trademarks Franchisor and its affiliates may develop (collectively, the “Marks”) and trade secrets, recipes and know-how for use in connection with the unique process and system for the preparation and sale of all of their food products (the “System”), together with all of the goodwill connected therewith; and

WHEREAS, Developer hereby acknowledges the requirement of appropriate safeguards for the maintenance and future promotion of the System by reason of its high standards of quality and service and the fact that Franchisor and its affiliates have created over a period of years a superior reputation, name, identification and consumer demand for their products; and

WHEREAS, Developer hereby acknowledges and agrees to the exclusive right of Franchisor and its affiliates in and to the System as it is presently developed, or as the same may be improved upon during the term of this Agreement, including trade secrets, recipes, designs, trademarks, trade names, logos, signs and slogans presently in use and/or developed after the date of this Agreement; and

WHEREAS, Developer desires, upon the terms and conditions of this Agreement, to obtain and enter into the business of operating restaurants utilizing the System (“Franchised Restaurants”) under the name “WING ZONE,” subject to the training of Franchisor, and in accordance with the standards of Franchisor presently in existence and/or as changed or modified at any time after the date of this Agreement; and

WHEREAS, Developer understands and acknowledges the importance of Franchisor’s high and uniform standards of quality, operations and customer service and the necessity of operating the Franchised Restaurants in conformity with Franchisor’s standards and specifications; and

WHEREAS, Franchisor expressly disclaims the making of and Developer acknowledges that it has not received or relied upon any warranty or guaranty, express or implied, as to the revenues, profits or success of the business venture contemplated by this Agreement. Developer acknowledges that it has read this Agreement and Franchisor’s Franchise Disclosure Document and that it has no knowledge of any representations by Franchisor, its officers, directors, shareholders, employees or agents that are contrary to the statements made in Franchisor’s Franchise Disclosure Document or to the terms herein.

NOW, THEREFORE, the parties, in consideration of the undertakings and commitments of each party to the other set forth in this Agreement, hereby agree as follows:

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST

1.            GRANT

1.1            Franchisor hereby grants to Developer and its Approved Affiliates (defined below), pursuant to the terms and conditions of this Agreement, options to obtain licenses to establish and operate TWENTY (20) WING ZONE restaurants within the territory described in Exhibit A attached hereto and incorporated herein by this reference (“Designated Territory”). Developer’s or its Approved Affiliate’s development of a WING ZONE restaurant at or within a Non-Traditional Venue physically located in the Designated Territory will count toward Developer’s compliance with the Development Schedule. A “Non-Traditional Venue” is defined to mean a captive-venue location, including, without limitation, airports, hospitals or medical centers, limited-access highway food facilities, bus or train locations, entertainment and sports complexes, convention centers, military facilities, schools, colleges, and universities, office facilities, department and retail super-stores, mobile units, off-site sales accounts, convenience stores, supermarkets, shopping malls, home-improvement retailers. and any type of location known colloquially as “virtual kitchens,” “ghost kitchens,” “ghost operations,” or locations that operate on a delivery and/or pick up only basis.

If Developer or its owners establish a new legal entity to operate one or more of the WING ZONE restaurants to be developed pursuant to this Agreement and that new legal entity’s ownership is completely identical to Developer’s ownership (if Developer does not directly own that legal entity), that legal entity automatically will be considered an “Approved Affiliate” without further action. However, if the new legal entity’s ownership is not completely identical to Developer’s ownership (if Developer does not directly own that legal entity), Developer first must seek Franchisor’s approval for that new entity to develop and operate the proposed WING ZONE restaurant(s) as an Approved Affiliate. Franchisor may refuse any such request if Developer and/or its owners, as applicable, do not (a) own and control at least seventy-five percent (75%) of the new entity’s ownership interests and (b) have the authority to exercise voting and management control of the Franchised Restaurant proposed to be owned by the new entity. All references to “Developer” in this Agreement will be deemed to include (where appropriate in the particular context) all Approved Affiliates that are established by Developer and/or its owners, in compliance with this Agreement’s terms, to develop and operate WING ZONE restaurants.

1.2            Developer shall be bound by the development schedule set forth in Exhibit B. Time is of the essence in this Agreement. Each Franchised Restaurant shall be established and operated pursuant to a separate Franchise Agreement (“Franchise Agreement”) to be entered into by Developer and Franchisor. Each Franchise Agreement shall be in the form of Franchisor’s then-current form of Franchise Agreement.

1.3            Except as otherwise provided in this Agreement (including below in this Section), for so long as this Agreement is in force and effect and Developer is not in default under any terms hereof, Franchisor shall not establish, or license anyone other than Developer the right to establish, any WING ZONE restaurant the physical premises of which is located in the Designated Territory prior to the expiration of the Development Schedule (“Development Schedule”) set forth in Exhibit B. However, Developer agrees that Franchisor and any parent, subsidiary and affiliate of Franchisor reserve all of the following rights:

(a)	To establish, and to license third parties to establish, WING ZONE restaurants the physical premises of which are located outside of the Designated Territory at such times and on such terms they deem best;

(b)	To operate, and to license third parties to operate, within the Designated Territory WING ZONE restaurants the physical premises of which are located outside of the Designated Territory at such times and on such terms they deem best;

(c)	To offer and sell at wholesale, retail or through any other distribution system, both within and outside of the Designated Territory, products and services which comprise, or may in the future comprise, a part of the System (even if identified by the Marks), which products and services may be resold at retail or through any other distribution channel, including, but not limited to, supermarkets and other retail facilities, to the general public by such entities;

(d)	To sell at both wholesale and retail within and outside the Designated Territory all products and services which do not comprise a part of the System;

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	2

(e)	To establish, and to license third parties to establish, food service units within and outside the Designated Territory operating under a format and trademarks and service marks distinct from the WING ZONE System;

(f)	To establish, and to license third parties to establish, WING ZONE restaurants at or within both Non-Traditional Venues (defined in Section 1.1 above) and Restricted Venues (defined below) physically located within the Designated Territory, but only if Developer cannot or chooses not to pursue the opportunity when it becomes available, no matter the reason for Developer’s not pursuing the opportunity; and

(g)	To engage in all other activities not expressly prohibited by this Agreement.

A “Restricted Venue” is a physical location within the Designated Territory (which need not be a Non-Traditional Venue) for which that location’s owner or manager sets financial, experience, or organizational standards for an acceptable operator that Developer or its Approved Affiliate does not and cannot satisfy when the opportunity becomes available. Development of a WING ZONE Restaurant by Franchisor, its parent, subsidiary, or other affiliate, or another franchisee or licensee at or within a Non-Traditional Venue or a Restricted Venue physically located in the Designated Territory, as allowed in clause (f) above, does not count toward Developer’s compliance with the Development Schedule.

2.            DEVELOPMENT FEE

As consideration for the rights and options granted herein, Developer shall pay to Franchisor an initial individual franchise fee in the amount of THIRTY THOUSAND Dollars ($30,000) for each Franchised Restaurant Developer agrees to develop, own and operate pursuant to this Agreement. Simultaneously with the execution of this Agreement, Developer shall execute a Franchise Agreement for the first WING ZONE restaurant to be developed pursuant to this Agreement. The Development Fee due from Developer when Developer signs this Agreement totals ONE HUNDRED AND NINETY-THREE THOUSAND Dollars ($193,000). The veteran discount of fifteen percent (15%) off of franchise fees is applied to this Agreement. The Development Fee consists of the following amounts: (i) the initial franchise fee of THIRTY THOUSAND Dollars ($30,000) due under the Franchise Agreement Developer signs simultaneously with signing this Agreement for the first Franchised Restaurant to be developed pursuant to this Agreement; (ii) the Development Services Fee (“Development Services Fee”) due under that Franchise Agreement in the amount of SIX THOUSAND Dollars ($6,000); and (iii) a deposit equal to TEN THOUSAND Dollars ($10,000) for each additional Franchised Restaurant (after the first Franchised Restaurant) which this Agreement grants Developer the option to develop. The Development Fee is consideration for the rights Franchisor grants Developer in this Agreement and for reserving the Designated Territory for Developer (while it is in compliance), is fully earned by Franchisor when Franchisor and Developer sign this Agreement, and is not refundable under any circumstances, even if Developer does not comply or attempt to comply with the Development Schedule and Franchisor then terminates this Agreement for that reason.

While the Development Fee is not refundable under any circumstances, each time Developer signs a new franchise agreement for another Franchised Restaurant to be developed within the Designated Territory pursuant to this Agreement, Franchisor will apply the deposit related to that Franchised Restaurant (which is part of the Development Fee) toward the initial franchise fee due for that Franchised Restaurant (leaving TWENTY THOUSAND Dollars ($20,000) of the initial franchise fee due at time of signing, together with any other initial fees payable to Franchisor under the Franchise Agreement).

The royalty fee (“Royalty Fee”) for each Franchised Restaurant to be developed pursuant to this Agreement is six percent (6%) of the Gross Sales as defined in Section 4.2 of the Franchise Agreement. Should Developer not develop at least three (3) Franchised Restaurants pursuant to this Agreement according to the Development Schedule, the Royalty Fee on all operating Franchised Restaurants shall immediately rise to seven percent (7%) of Gross Sales for the remainder of their franchise terms.

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	3

3.            DEVELOPMENT SCHEDULE AND DEVELOPMENT PROCEDURES

3.1            During the term of this Agreement, Developer must develop, open and continuously operate in the Designated Territory the number of Franchised Restaurants specified in the Development Schedule in Exhibit B. For each Franchised Restaurant to be developed during the term of this Agreement, Developer must obtain Franchisor’s written acceptance of the site by the applicable site acceptance date listed in the Development Schedule (“Site Acceptance Date”) and develop and open the Franchised Restaurant by the applicable opening date listed in the Development Schedule (“Opening Date”). Developer’s strict compliance with the Development Schedule is essential to this Agreement. Any failure by Developer in fulfilling its obligations to obtain site acceptance for a Franchised Restaurant by the applicable Site Acceptance Date or develop and open a Franchised Restaurant by the applicable Opening Date will constitute a material, non-curable breach of this Agreement, which will permit Franchisor to terminate this Agreement immediately by giving Developer written notice of termination. Notwithstanding the foregoing, Franchisor will not terminate this Agreement if the failure to continuously operate the number of Franchised Restaurants specified in the Development Schedule is the result of a transfer made in accordance with the provisions of the Franchise Agreement, or closure of a Franchised Restaurant due to force majeure (as defined in Section 11.7). TIME IS OF THE ESSENCE.

3.2            Developer shall be responsible for locating a suitable site for each Franchised Restaurant to be developed pursuant to the Development Schedule by the Site Acceptance Date for each Franchised Restaurant. Franchisor shall use reasonable efforts to help analyze Developer’s market area, to help determine site feasibility, and to assist in the designation of the location for each site; provided however, that Franchisor will not conduct site selection activities on Developer’s behalf. While Franchisor shall utilize its experience and expertise in accepting sites proposed by Developer, nothing contained herein shall be interpreted as a guarantee of success for any site accepted by Franchisor for development nor shall any site recommendation or acceptance made by Franchisor be deemed a representation that any particular site is available for use as a WING ZONE Franchised Restaurant. Franchisor will not unreasonably withhold its acceptance of a site if, in its experience, the proposed site is not inconsistent with sites that Franchisor regards as favorable or that otherwise have been successful sites in the past for WING ZONE Restaurants. However, Franchisor has the absolute right to reject any site not meeting its criteria or to require Developer to acknowledge in writing that a site Developer prefers is accepted but not recommended due to its incompatibility with certain factors that bear on a site’s suitability as a location for a WING ZONE Restaurant. It shall be the sole responsibility of Developer to undertake site selection activities and otherwise secure premises for Developer’s Franchised Restaurants.

3.3            Developer shall submit a description of each proposed site to Franchisor, together with a letter of intent or other evidence satisfactory to Franchisor which confirms Developer’s favorable prospects for obtaining the proposed site and such other information as Franchisor may require. Franchisor shall provide Developer written notice of whether the Franchisor has accepted the proposed site within thirty (30) days after receiving Developer’s written proposal. Upon acceptance of the site of the restaurant by Franchisor, a separate Franchise Agreement shall be executed for each such restaurant, at which time payment representing the balance of the appropriate individual franchise fee is due and owing in accordance with the terms of the Franchise Agreement. Upon the execution of each Franchise Agreement, the terms and conditions of such Franchise Agreement shall control the establishment and operation of such restaurant (except the restaurant’s required opening date is governed by this Agreement).

3.4            Franchisor shall execute the Franchise Agreement only if (i) Developer is in compliance with all, and is not in default of any, requirements and obligations of this Agreement and all other agreements between Franchisor and Developer, and (ii) Developer is in compliance with all, and is not in default of any, of its respective obligations under any Franchise Agreement. Developer must comply with all of the terms and conditions of each Franchise Agreement.

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	4

3.5            After receiving Franchisor’s written acceptance of the site of the Franchised Restaurant as provided in Section 3.3 hereof, Developer shall submit to Franchisor for acceptance a lease for the site (if the premises are to be leased) or a binding agreement to purchase the site. Franchisor’s acceptance of the lease or purchase agreement shall be conditioned upon inclusion of terms acceptable to Franchisor, and, at Franchisor’s option, the lease or purchase agreement shall contain such provisions as Franchisor may require. The lease or purchase agreement may not contain any covenants or other obligations that would prevent Developer from performing any obligations under the Franchise Agreement. Franchisor’s acceptance of the lease or purchase agreement does not constitute a warranty or representation of any kind, express or implied, as to its fairness or suitability or as to Developer’s ability to comply with its terms, and Franchisor does not assume any liability or responsibility to Developer or to any third parties due to such acceptance. Developer must deliver a copy to Franchisor of the fully signed lease or purchase agreement within five (5) days after its execution. For the second or subsequent site, Developer may not execute a Franchise Agreement for, or begin construction of a Franchised Restaurant at, the premises until Developer has delivered a copy of the fully signed lease or purchase agreement to Franchisor.

3.6            Developer recognizes and acknowledges that this Agreement requires Developer to open Franchised Restaurants in the future pursuant to the Development Schedule. Developer further acknowledges that the estimated expenses and investment requirements set forth in Items 6 and 7 of Franchisor’s Franchise Disclosure Document are subject to increase over time, and that future WING ZONE Restaurants likely will involve greater initial investment and operating capital requirements than those stated in the Franchise Disclosure Document provided to Developer before it signed this Agreement. Developer must execute all the Franchise Agreements and open all of the WING ZONE Restaurants in accordance with the dates set forth on the Development Schedule, regardless of (a) the requirement of a greater investment, (ii) the financial condition or performance of Developer’s prior WING ZONE Restaurants, or (iii) any other circumstances, financial or otherwise. The foregoing will not be interpreted as imposing any obligation upon Franchisor to execute the Franchise Agreements under this Agreement if Developer has not complied with each and every condition necessary to develop those WING ZONE Restaurants, or if Developer does not meet Franchisor’s then-current requirements for franchisees at the time it is scheduled to execute a Franchise Agreement.

4.            TERM

Unless sooner terminated in accordance with the provisions of this Agreement, the term of this Agreement and all rights granted hereunder to Developer shall expire on the first to occur of: (a) the date by which the last WING ZONE restaurant is required to be opened pursuant to the Development Schedule; or (b) the date on which the last WING ZONE restaurant required by the Development Schedule actually opens for business.

5.            DUTIES OF THE DEVELOPER

5.1            Developer shall perform the following obligations:

(a)	Developer shall comply with all terms and conditions set forth in this Agreement;

(b)	Developer shall comply with all of the terms and conditions of each Franchise Agreement, including, without limitation, the operating requirements specified in each Franchise Agreement. However, Developer may not be required to attend an initial Developer training course conducted at a Franchisor designated location in connection with the second or any subsequent Franchised Restaurant;

(c)	Developer shall at all times preserve in confidence any and all materials and information furnished or disclosed to Developer by Franchisor, and Developer shall disclose such information or materials only to such of its employees or agents who must have access to them in connection with their employment. Developer shall not at any time, without Franchisor’s prior written consent, copy, duplicate, record or otherwise reproduce such materials or information, in whole or in part, nor otherwise make the same available to any unauthorized person;

(d)	Developer shall comply with all requirements of federal, state and local laws, rules and regulations; and

(e)	Developer shall designate and at all times have in place a Managing Owner who has been approved as such by Franchisor and holds at least twenty percent (20%) of Developer’s ownership interests. Such Managing Owner shall directly oversee the operations of all of Developer’s Franchised Restaurants. Should said Managing Owner leave the Developer for any reason, Developer shall have thirty (30) days to find a replacement that must be approved by Franchisor.

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	5

6.            PROPRIETARY MARKS/CONFIDENTIALITY

6.1            This Agreement is not a Franchise Agreement, and nothing in this Agreement gives Developer the right to use the Marks in any manner. The right to use Franchisor’s Marks is granted only under a Franchise Agreement signed directly with Franchisor. This Agreement only grants Developer potential development rights for Franchised Restaurants if Developer fully complies with its terms.

6.2            Developer understands and agrees that Franchisor has disclosed or will hereafter disclose to Developer certain confidential or proprietary information and trade secrets. Except as necessary in connection with the operation of the Franchised Restaurants and as approved by Franchisor, Developer shall not, during the term of or at any time after the expiration or termination of this Agreement, regardless of the cause of termination, directly or indirectly, use for its own benefit, or communicate or divulge to or use for the benefit of any other person or entity, any trade secrets, confidential information, knowledge or know-how concerning the recipes, food products, advertising, marketing, designs or methods of operation of the restaurants or the System. Developer shall disclose to its employees only such confidential, proprietary or trade secret information as is necessary to operate its business hereunder and then only while this Agreement is in effect. Any and all information, knowledge or know-how, including, without limitation, drawings, materials, equipment, marketing, recipes and other data which Franchisor designates as secret or confidential, shall be deemed secret and confidential for purposes of this Agreement. Developer hereby acknowledges and agrees that all Franchisor’s recipes and food preparation techniques are and shall remain confidential and trade secrets. Additionally, Developer agrees not to make any unauthorized postings of any confidential information or trade secrets on any internet websites or electronic bulletin boards.

6.3            Developer and its shareholders agree that, in the event any confidential information and/or trade secrets are disclosed in violation of this Agreement, then Developer shall be liable for damages, loss of potential franchise fees, loss of royalties, attorneys’ fees and any other damages or remedies for any intentional use and/or disclosure of such trade secrets and/or confidential information by Developer or its shareholders in violation of Section 6.2. Developer and its shareholders further agree that any competition with Franchisor, by Developer or its members/shareholders using any of Franchisor’s trade secrets and/or confidential information, shall be considered intentional.

7.            DEFAULT AND TERMINATION

7.1            The options and territorial exclusivity granted to Developer in this Agreement have been granted in reliance on Developer’s representations and warranties, and strictly on the conditions set forth in this Agreement, including, without limitation, the condition that Developer comply strictly with the Development Schedule.

7.2            Developer shall be deemed in default under this Agreement, and all rights granted herein to Developer shall automatically terminate without notice, if: (i) Developer shall be adjudicated bankrupt, becomes insolvent, commits any affirmative action of insolvency or files any action or petition of insolvency, if a receiver (permanent or temporary) of its property or any part thereof is appointed by a court of competent authority, or if it makes a general assignment for the benefit of its creditors; (ii) a final judgment remains unsatisfied of record for thirty (30) days or longer (unless supersedeas bond is filed); (iii) execution is levied against Developer’s business or property; (iv) Developer does not then have in place an approved Managing Owner; or (v) suit to foreclose any lien or mortgage against Developer’s premises or equipment is instituted against Developer and not dismissed within thirty (30) days or is not in the process of being dismissed; provided, however, that Franchisor reserves the right to be named as trustee or receiver in any voluntary petition for bankruptcy or insolvency filed by Developer.

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	6

7.3            If Developer: (i) fails to obtain Franchisor’s written acceptance of a site by the applicable Site Acceptance Date or fails to develop and open any Franchised Restaurant by the applicable Opening Date, as set forth in the Development Schedule; (ii) at any time during the term of this Agreement fails to have open and operating the number of Franchised Restaurants required by the Development Schedule, unless such failure is the result of a transfer of any Franchised Restaurant(s) by Developer in accordance with the terms of the Franchise Agreement(s) or closure of any Franchised Restaurant(s) due to force majeure; (iii) fails to comply with any other term and condition of this Agreement; (iv) makes or attempts to make a transfer or assignment, or engages in any subfranchising or sublicensing activities, in violation of this Agreement; or (v) fails to comply with the terms and conditions of any individual Franchise Agreement with Franchisor, or of any other agreement to which Developer and Franchisor are parties, any such event shall constitute a default under this Agreement. Upon any such default, Franchisor, in its sole judgment, may do any one or more of the following:

(a)	Terminate this Agreement and all rights granted hereunder to Developer without affording Developer any opportunity to cure the default, effective immediately upon receipt by Developer of written notice from Franchisor;

(b)	Reduce the number of Franchised Restaurants, without any reduction of the Development Fee, which are subject to options granted to Developer pursuant to this Agreement;

(c)	Terminate or reduce in any manner the territorial exclusivity granted Developer in Section 1 hereof; or

(d)	Exercise any other rights and remedies which Franchisor may have.

7.4            Upon termination (or expiration) of this Agreement, all remaining options granted to Developer to establish Franchised Restaurants under this Agreement shall automatically be null and void. Developer shall have no right to establish or operate any WING ZONE Franchised Restaurant for which a Franchise Agreement has not been executed by Franchisor. Franchisor shall be entitled to establish, and to license others to establish, Franchised Restaurants the physical premises of which are located in the Designated Territory. No default under this Agreement shall constitute a default under any Franchise Agreement between the parties hereto, except to the extent that any default under this Agreement constitutes a default under any Franchise Agreement in accordance with the terms of the Franchise Agreement. Notwithstanding the above, Developer must comply with the terms and conditions of each Franchise Agreement which shall control in determining if a default exists under the Franchise Agreement.

7.5            No right or remedy herein conferred upon or reserved to Franchisor is exclusive of any other right or remedy provided or permitted by law or equity.

8.            TRANSFERABILITY

8.1            Franchisor may change its ownership or form and/or assign this Agreement and any other agreement to a third party without restriction. After Franchisor assigns this Agreement to a third party who expressly assumes this Agreement’s obligations, Franchisor no longer will have any performance or other obligations under this Agreement. That assignment will constitute a release and novation with respect to this Agreement, and the new owner-assignee will be liable to Franchisee as if it had been an original party to this Agreement. Specifically and without limiting the foregoing, Franchisee agrees that Franchisor may sell its assets (including this Agreement), the Marks, or the System to a third party; offer its ownership interests privately or publicly; merge, acquire other business entities, or be acquired by another business entity; and/or undertake a refinancing, recapitalization, leveraged buyout, or other economic or financial restructuring.

8.2            The rights and interest of Developer under this Agreement are and shall remain personal to Developer. Developer’s development rights under this Agreement are not assignable at all, whether directly or indirectly. This means Franchisor will not under any circumstances allow the development rights to be transferred. A transfer of the development rights would be deemed to occur (and is expressly prohibited) if there is an assignment of this Agreement, a transfer of a controlling ownership interest in Developer, or any other event attempting to assign the development rights. A “controlling ownership interest” in Developer means the percent of voting shares or other voting rights resulting from dividing one hundred percent (100%) of the ownership interests by the number of owners. In the case of a proposed transfer of an ownership interest in Developer, whether a “controlling ownership interest” is involved must be determined both immediately before and immediately after the proposed transfer to see if a “controlling ownership interest” will be transferred (because of the number of owners before the proposed transfer) or will be deemed to have been transferred (because of the number of owners after the proposed transfer).

8.3            This Agreement does not give Developer any right to franchise, license, subfranchise, or sublicense others to develop and operate WING ZONE restaurants. Only Developer and its Approved Affiliates may construct, develop, open, and operate WING ZONE restaurants pursuant to this Agreement.

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

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9.            COVENANTS

9.1            Developer shall furnish to Franchisor the names, addresses and telephone numbers of all shareholders, members, partners, executive officers, members of the Board of Directors and managers, as the case may be, in the form attached hereto as Exhibit E. In the event that Developer is a legal entity, prior to or simultaneous with the date of execution of this Agreement, Developer shall provide Franchisor with appropriate minutes and/or resolutions of Developer setting forth authority of Developer to enter into this Agreement and the acceptance of all of the terms and conditions herein set forth.

9.2            Developer acknowledges that Franchisor has granted Developer the rights under this Agreement in consideration of and reliance upon its and its owners’ agreement to deal exclusively with Franchisor with respect to the products and services WING ZONE Restaurants offer. Developer therefore agrees that, during this Agreement’s term, neither Developer, its owners, nor any members of Developer’s or its owners’ Immediate Families (defined below) will:

(a)	have any direct or indirect, controlling or non-controlling interest as an owner—whether of record, beneficial, or otherwise—in a Competitive Business (defined below), wherever located or operating, provided that this restriction will not prohibit ownership of shares of a class of securities that are publicly-traded on a United States stock exchange representing less than three percent (3%) of the number of shares of that class of securities issued and outstanding; or

(b)	perform services as a director, officer, manager, employee, consultant, representative, or agent for a Competitive Business, wherever located or operating; or

(c)	directly or indirectly loan any money or other thing of value, or guarantee any other person’s loan, to any Competitive Business or any owner, director, officer, manager, employee, or agent of any Competitive Business, wherever located or operating.

The term “Immediate Family” includes the named individual, his or her spouse, and all children of the named individual or his or her spouse. The term “Competitive Business,” as used in this Agreement, means any business (a) in which the sale of chicken wings or the delivery of food constitutes 25% or more of such business’ total gross product sales or (b) granting franchises or licenses to others to operate the type of business described in clause (c), other than a WING ZONE restaurant operated under a Franchise Agreement with Franchisor. Developer agrees to obtain similar reasonable covenants from its senior personnel, including officers and directors. Franchisor has the right to pre-approve the forms of agreements Developer uses solely to ensure that Developer adequately protects trade secrets and confidential information and the competitiveness of WING ZONE restaurants. Under no circumstances will Franchisor control the forms or terms of employment agreements Developer uses with employees or otherwise be responsible for Developer’s labor relations or employment practices.

Upon expiration or termination of this Agreement, Developer and its owners agree that neither they nor any member of their Immediate Families will have any direct or indirect, controlling or non-controlling interest as an owner, whether of record, beneficial, or otherwise, or perform services as a director, officer, manager, employee, consultant, representative, or agent, in any Competitive Business located or operating: (i) within the Designated Territory; or (ii) within three (3) miles of another WING ZONE restaurant in operation or under construction on the later of the effective date of termination or expiration or the date on which the restricted person begins to comply with this Section, provided that this restriction does not prohibit ownership of shares of a class of securities publicly-traded on a United States stock exchange representing less than three percent (3%) of the number of shares of that class of securities issued and outstanding.

Developer, each owner, and their Immediate Families will each be bound by these post-term competitive restrictions for two (2) years beginning on the effective date of this Agreement’s termination or expiration. However, if a restricted person does not begin to comply with these competitive restrictions immediately, the two (2) year restrictive period for the non-compliant party will not start to run until the date on which that party begins to comply with the competitive restrictions (whether or not due to the entry of a court order enforcing this provision). The running of the two (2) year restrictive period for a restricted person will be suspended whenever that restricted person breaches this Section and will resume when that person resumes compliance. Developer (and its owners) expressly acknowledges that it (and they) possesses skills and abilities of a general nature and has other opportunities for exploiting these skills. Consequently, Franchisor’s enforcing the covenants made in this Section will not deprive Developer (and its owners) of personal goodwill or the ability to earn a living.

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	8

9.3            Each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section 9 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which Franchisor is a party, Developer expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 9.

9.4            Developer understands and acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Section 9.2. of this Agreement, or any portion thereof, without Developer’s consent, effective immediately upon receipt by Developer of written notice thereof, and Developer agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable.

9.5            Franchisor shall have the right to require all of Developer’s personnel performing managerial or supervisory functions and all personnel receiving special training from Franchisor to execute similar covenants in a form satisfactory to Franchisor.

9.6            In addition to the foregoing covenants, Developer shall be bound by and comply with the covenants contained in each Franchise Agreement executed by Franchisor and Developer.

10.            NOTICES

The parties hereto will give any notice required under this Agreement in writing and will send it: (1) by registered or certified mail to the other party, return receipt requested; (2) by email to Developer to _________________ with copy to ___________________ and to Franchisor to david.bloom@capriottis.com, or (3) by a nationally-recognized commercial courier service for next business day delivery. Franchisor will address notices to Developer at the location of the WING ZONE restaurant that Developer is operating or the address at the start of this Agreement until Developer designates a different address. All notices to Franchisor shall be addressed to WZ FRANCHISE, LLC, 6056 South Durango Drive, Suite 100, Las Vegas, Nevada 89113 unless Franchisor designates a different address.

11.            MISCELLANEOUS TERMS AND CONDITIONS

11.1            Severability. In the event any one (1) or more of the sections or clauses contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as though such invalid, illegal or unenforceable provision had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

11.2            Governing Law. This Agreement is a Nevada contract and is to be interpreted and construed exclusively in accordance with the laws of the State of Nevada, without regard to its conflict of laws rules, except that any Nevada law regulating the offer or sale of franchises, business opportunities, or similar interests, or governing the relationship between a franchisor and a franchisee or any similar relationship, will not apply unless its jurisdictional requirements are met independently without reference to this Section.

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11.3            Consent to Jurisdiction. Subject to the arbitration obligations in Section 11.8 below, Developer and its owners agree that all judicial actions brought by Franchisor against Developer or its owners, or by Developer or its owners against Franchisor, its affiliates, or their respective owners, officers, directors, agents, or employees, must be brought exclusively in the state or federal court of general jurisdiction located closest to where Franchisor has its principal business address when the action is commenced. Developer and each of its owners irrevocably submit to the jurisdiction of such courts and waive any objection they might have to either jurisdiction or venue. Despite the foregoing, Franchisor may bring an action seeking a temporary restraining order or temporary or preliminary injunctive relief, or to enforce an arbitration award, in any federal or state court in the state in which Developer resides or a Franchised Restaurant is located.

11.4            Survival. This Agreement shall survive the death of the parties and the death of the heirs, executors and/or assigns, personal representatives and successors-in-interests of the parties. This Agreement shall supersede all prior agreements, representations, warranties and understandings between the parties hereto with respect to development rights in the Designated Territory, except that nothing in this Agreement is intended to disclaim any representations made in the Franchisor’s Franchise Disclosure Document. Any modification or waiver of any other of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement.

11.5            Legal Counsel. Each party hereto acknowledges that it has either received independent legal advice prior to signing this Agreement or has been advised of its rights to have the same and has elected not to retain an attorney. Each of the parties further declares that it has signed this Agreement freely and voluntarily.

11.6            Cooperation. The parties hereto agree to execute any and all documents, papers or other writings that are necessary to give full force and effect to this Agreement.

11.7            Effect of Waiver and Force Majeure. The failure of either party to insist upon strict performance of any other provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature.

Developer will not be in breach of this Agreement if a Franchised Restaurant closes as a result of: (i) acts of God; (ii) fires, strikes, embargoes, war, terrorist acts or similar events, or riot; or (iii) compliance with the orders, requests, or regulations of any federal, state, or municipal government, provided that Developer (or, if applicable, its Approved Affiliate) uses its best efforts to reopen the Franchised Restaurant as soon as possible after the force majeure event passes but in no event later than ninety (90) days after the force majeure event passes. Under no circumstances do any financing delays, difficulties, or shortages, or Developer’s alleged inability to find acceptable sites for the development of Franchised Restaurants, excuse Developer’s failure to develop Franchised Restaurants within the timeframe required by this Agreement.

11.8            Arbitration of Disputes. The parties agree that, to the extent that any disputes cannot be resolved directly between Developer and Franchisor, any action arising out of or relating to this Agreement, the making, performance or interpretation of this Agreement, or the relationship between the parties shall be resolved, except as elsewhere expressly provided in this Agreement, by binding arbitration, on demand of either party, in accordance with the Federal Arbitration Act under the Commercial Arbitration Rules then prevailing of the American Arbitration Association, including, without limitation, the Optional Rules for Emergency Measures of Protection (“AAA”), and not under any state arbitration law. All proceedings during the arbitration that require the parties’ physical presence will be conducted at a suitable location that is within ten (10) miles of where Franchisor has its principal business address when the arbitration demand is filed. The arbitrator will have no authority to select a different hearing locale other than as described in the prior sentence. Judgment on the arbitration award may be entered in any court of competent jurisdiction. Developer and Franchisor agree that arbitration shall be conducted on an individual basis, and may not be conducted on a class-wide, joint, or consolidated basis. The Federal Arbitration Act shall apply to all arbitration questions. Any award by the arbitrator(s) shall be final, binding and non-appealable, except for errors of law. Unless the parties agree in writing at the time an arbitration proceeding is commenced to the identity of a single arbitrator, each party shall select one (1) arbitrator and the two (2) arbitrators selected shall select a third arbitrator. The third arbitrator selected shall serve as the sole arbitrator in the matter and shall have at least ten (10) years of experience in practicing franchise law as her or his primary area of practice and her or his decision shall be binding. Developer understands that by agreeing to arbitrate it gives up jury, appeal and other rights it might have in court. Developer knowingly and voluntarily waives any right to litigate any dispute relating to this Agreement (except as otherwise provided in this Agreement). Developer further knowingly and voluntarily waives any right to litigate and/or arbitrate any dispute relating to this Agreement outside of ten (10) miles of where Franchisor has its principal business address when the arbitration demand is filed.

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Notwithstanding the provisions of this Section, Developer agrees that Franchisor, at its option, will have the right to seek preliminary injunctive relief from a court of competent jurisdiction to restrain any conduct by Developer that could materially damage the goodwill associated with the Marks, provided that if Developer counters by initiating AAA arbitration in the required forum, Franchisor agrees to arbitrate the entire dispute thereafter except preliminary injunctive relief (and permanent injunctive relief also, if Developer will not agree that the preliminary injunction shall remain effective indefinitely until the arbitrator shall dissolve it), leaving the court action pending, if it chooses, to facilitate enforcement. Developer agrees Franchisor will not be required to post a bond to obtain any injunctive relief with respect to use of the Marks or use of Franchisor’s trade secrets, including, but not limited to, recipes and/or food preparation techniques.

FRANCHISOR AND DEVELOPER (AND DEVELOPER’S OWNERS AND GUARANTORS) IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY AND THE RIGHT TO PARTICIPATE IN ANY CLASS ACTION, WHETHER AT LAW OR IN EQUITY, BROUGHT BY FRANCHISOR AND/OR DEVELOPER. FRANCHISOR AND DEVELOPER (AND DEVELOPER’S OWNERS AND GUARANTORS) ACKNOWLEDGE THAT THEY MAKE THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS, AND ONLY AFTER CONSIDERING THIS WAIVER’S RAMIFICATIONS.

11.9            Limitations on Recovery. Developer agrees that the only person or entity from which it may seek damages or any remedy for any dispute arising under this Agreement, including the breach of this Agreement, is Franchisor, its successors or assigns. Developer agrees that it will not name Franchisor’s shareholders, directors, officers, employees or agents in any arbitration or legal action. Developer acknowledges that Franchisor has relied on Developer’s agreement to the provisions of this Section in signing this Agreement.

11.10            Indemnification. As used in this Section, the phrase “Losses and Expenses” shall include, without limitation, all losses, compensatory, exemplary or punitive damages, fines, charges, costs, lost profits, attorneys’ fees, accountants’ fees, expert witness fees, expenses, court costs, settlement amounts, judgments, compensation for damages to WING ZONE’s reputation and goodwill, costs of or resulting from delays, financing, costs of advertising material and media time/space and costs of changing, substituting or replacing the same, and any and all expenses of recall, refunds, compensation, public notices and other such amounts incurred in connection with the matters described.

(a)	Franchisor shall not be liable by reason of any act or omission of Developer in its conduct of the operation of its Franchised Restaurants or otherwise or for any claim, cause of action or judgment arising therefrom against Developer or Franchisor, except for claims caused by Franchisor’s gross negligence and/or intentional misconduct. Developer agrees to hold harmless, defend and indemnify Franchisor and its owners, officers, directors, agents and employees (“Indemnitees”) from and against any and all Losses and Expenses arising out of or in connection with any claim or cause of action in which Franchisor shall be a named defendant and which arises, directly or indirectly, out of the operation of, or in connection with, the Franchised Restaurants or Developer’s activities under this Agreement, other than a claim resulting directly from Franchisor’s gross negligence or intentional misconduct.

(b)	Developer shall promptly notify Franchisor of any action, suit, proceeding, claim, demand, inquiry or investigation as described in Section 11.10(a). If Franchisor is or may be named as a party in any such action, Franchisor may elect (but under no circumstances will be obligated) to undertake the defense and/or settlement thereof. No such undertaking by Franchisor shall, in any manner or form, diminish Developer’s obligation to indemnify the Indemnitees and to hold them harmless.

(c)	With respect to any action, suit, proceeding, claim, demand, inquiry or investigation, Franchisor may, at any time and without notice, in order to protect persons or property or the reputation or goodwill of Franchisor or others, order, consent or agree to any settlement or take any remedial or corrective action as Franchisor deems expedient, if, in Franchisor’s judgment, there are reasonable grounds to believe that:

(i)	any of the acts or circumstances enumerated in Section 11.10(a) have occurred; or

(ii)	any act, error or omission of Developer may result directly or indirectly in damage, injury or harm to any person or any property.

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(d)	All Losses and Expenses incurred under this Section shall be chargeable to and paid by Developer pursuant to its obligations of indemnity hereunder, regardless of any actions, activity or defense undertaken by Franchisor or the subsequent success or failure of such actions, activity or defense.

(e)	Under no circumstances shall the Indemnitees be required or obligated to seek recovery from third parties or otherwise mitigate their losses in order to maintain a claim against Developer. Developer agrees that the failure to pursue such recovery or mitigate loss will in no way reduce the amounts recoverable by the Indemnitees from Developer.

(f)	The Indemnitees assume no liability whatsoever for any acts, errors or omissions of any persons with whom Developer may contract, regardless of the purpose. Developer shall hold harmless and indemnify the Indemnitees and each of them for all Losses and Expenses that may arise out of any acts, errors or omissions of such third parties with whom Developer may contract.

11.11            Damages for Breach. In the event that Developer breaches any of the obligations set forth herein or permits any default to continue after due notice, it shall be liable for all damages resulting therefrom, as well as Franchisor’s reasonable attorneys’ fees, costs of litigation and any other damages or remedies determined as appropriate by an arbitrator or a court of competent jurisdiction. These damages are to be deemed cumulative and in addition to any other rights or remedies to which Franchisor may be entitled. Notwithstanding the foregoing, Developer shall not be liable for Franchisor’s lost revenue, lost profits or other expectancy damages resulting from Developer’s failure to perform as required by this Agreement. However, nothing contained herein shall in any way limit Developer’s liability for Franchisor’s consequential damages resulting from Developer’s conduct, including, but not limited to, Developer’s breach of this Agreement. Under no circumstances will Developer receive a refund of the Development Fee.

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EXCEPT FOR CLAIMS FRANCHISOR HAS FOR VIOLATIONS OF ITS INTELLECTUAL PROPERTY RIGHTS, FRANCHISOR AND DEVELOPER (AND DEVELOPER’S OWNERS AND GUARANTORS, IF APPLICABLE) HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER AND AGREE THAT IN THE EVENT OF A DISPUTE BETWEEN FRANCHISOR AND DEVELOPER EACH SHALL BE LIMITED SOLELY TO THE RECOVERY OF ANY ACTUAL DAMAGES SUSTAINED BY THE NON-BREACHING PARTY.

12.            SUPERIORITY OF FRANCHISE AGREEMENT

For each WING ZONE Franchised Restaurant developed in the Designated Territory, a separate Franchise Agreement shall be executed, and any individual franchise fee as prescribed by Franchisor shall be paid to Franchisor. It is understood and agreed by Developer that any and all Franchise Agreements executed in connection with WING ZONE Franchised Restaurants within the Designated Territory are independent of this Agreement. The continued existence of any such Franchise Agreement shall not depend on the continuing existence of this Agreement. If any conflict shall arise in connection with this Agreement and any Franchise Agreement executed within the Designated Territory, the latter shall have precedence and superiority over the former (except as otherwise provided in this Agreement).

13.            DEVELOPER REPRESENTATIONS

13.1            DEVELOPER ACKNOWLEDGES THAT IT HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PROPOSED FRANCHISE AND RECOGNIZES THAT THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT INVOLVES BUSINESS RISKS AND THAT ITS SUCCESS WILL BE LARGELY DEPENDENT UPON THE ABILITY OF DEVELOPER AS AN INDEPENDENT BUSINESSPERSON. FRANCHISOR EXPRESSLY DISCLAIMS THE MAKING OF, AND DEVELOPER ACKNOWLEDGES THAT IT HAS NOT RECEIVED, ANY WARRANTY, GUARANTEE OR REPRESENTATION OTHER THAN AS SET FORTH IN THE FRANCHISE DISCLOSURE DOCUMENT, EXPRESS OR IMPLIED, FROM ANY EMPLOYEE OR AGENT OF THE FRANCHISOR AS TO THE POTENTIAL SALES VOLUMES, PROFITS OR LEVEL OF SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT OR THE SUITABILITY OF THE APPROVED LOCATION OF THE FRANCHISED RESTAURANT. FRANCHISOR HAS NOT REPRESENTED THAT (I) DEVELOPER WILL EARN, CAN EARN OR IS LIKELY TO EARN A GROSS OR NET PROFIT, (II) FRANCHISOR HAS KNOWLEDGE OF THE RELEVANT MARKET OR (III) THE MARKET DEMAND WILL ENABLE DEVELOPER TO EARN A PROFIT FROM THE FRANCHISED RESTAURANT.

13.2            DEVELOPER ACKNOWLEDGES THAT IT RECEIVED A COPY OF THE FRANCHISE DISCLOSURE DOCUMENT, THE ATTACHMENTS THERETO, AND THE AGREEMENTS RELATED THERETO, IF ANY, AT LEAST FIFTEEN (15) CALENDAR DAYS (AND, IN TRANSACTIONS INVOLVING IOWA, MICHIGAN, AND NEW YORK, AT LEAST TEN (10) BUSINESS DAYS) PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS SIGNED.

13.3            DEVELOPER ACCEPTS THE TERMS, CONDITIONS AND COVENANTS CONTAINED IN THIS AGREEMENT AS BEING REASONABLE AND NECESSARY TO MAINTAIN FRANCHISOR’S STANDARDS OF QUALITY, SERVICE AND UNIFORMITY AND IN ORDER TO PROTECT AND PRESERVE THE GOODWILL OF THE MARKS. DEVELOPER ACKNOWLEDGES THAT OTHER DEVELOPERS OF FRANCHISOR HAVE BEEN OR WILL BE GRANTED DESIGNATED TERRITORIES AT DIFFERENT TIMES AND IN DIFFERENT SITUATIONS. DEVELOPER FURTHER ACKNOWLEDGES THAT THE PROVISIONS OF THE AREA DEVELOPMENT AGREEMENT PURSUANT TO WHICH SUCH DESIGNATED TERRITORIES WERE GRANTED MAY VARY MATERIALLY FROM THOSE CONTAINED IN THIS AGREEMENT AND THAT DEVELOPER’S OBLIGATIONS ARISING HEREUNDER MAY DIFFER SUBSTANTIALLY FROM OTHER DEVELOPERS.

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13.4            DEVELOPER RECOGNIZES THAT THE SYSTEM MAY EVOLVE AND CHANGE OVER TIME, AND THAT THE OPERATION OF THE FRANCHISED RESTAURANT INVOLVES SUBSTANTIAL RISK, AND ITS SUCCESS IS DEPENDENT PRIMARILY UPON THE BUSINESS ACUMEN AND EFFORTS OF DEVELOPER AND OTHER FACTORS BEYOND FRANCHISOR’S CONTROL. DEVELOPER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE FRANCHISE AND HAD AMPLE TIME AND OPPORTUNITY TO CONSULT WITH INDEPENDENT PROFESSIONAL ADVISORS, INCLUDING BUT NOT LIMITED TO LAWYERS AND ACCOUNTANTS, AND HAS NOT RELIED UPON ANY EXPRESS OR IMPLIED GUARANTEE AS TO POTENTIAL VOLUMES, REVENUES, PROFITS OR SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY DEVELOPER. EVEN THOUGH THIS AGREEMENT CONTAINS PROVISIONS REQUIRING DEVELOPER TO OPERATE THE FRANCHISED RESTAURANT IN COMPLIANCE WITH FRANCHISOR’S SYSTEM: (I) FRANCHISOR DOES NOT HAVE ACTUAL OR APPARENT AUTHORITY TO CONTROL THE DAY-TO-DAY CONDUCT AND OPERATION OF DEVELOPER’S BUSINESS OR EMPLOYMENT DECISIONS; AND (II) DEVELOPER AND FRANCHISOR DO NOT INTEND FOR FRANCHISOR OR FRANCHISOR’S AFFILIATES TO INCUR ANY LIABILITY IN CONNECTION WITH OR ARISING FROM ANY ASPECT OF FRANCHISOR’S SYSTEM OR DEVELOPER’S USE OF THE SYSTEM OR THE OPERATION OF THE FRANCHISED RESTAURANT, WHETHER OR NOT IN ACCORDANCE WITH THE REQUIREMENTS OF THE MANUAL.

13.5            DEVELOPER ACKNOWLEDGES THAT THE PRESIDENT OF THE UNITED STATES OF AMERICA HAS ISSUED EXECUTIVE ORDER 13224 (THE “EXECUTIVE ORDER”) PROHIBITING TRANSACTIONS WITH TERRORISTS AND TERRORIST ORGANIZATIONS AND THAT THE GOVERNMENT OF THE UNITED STATES HAS ADOPTED AND MAY IN THE FUTURE ADOPT OTHER ANTI-TERRORISM MEASURES (THE “ANTI-TERRORISM MEASURES”). FRANCHISOR THEREFORE REQUIRES CERTAIN REPRESENTATIONS AND WARRANTIES THAT THE PARTIES WITH WHOM IT DEALS ARE NOT DIRECTLY OR INDIRECTLY INVOLVED IN TERRORISM. THEREFORE, DEVELOPER HEREBY REPRESENTS AND WARRANTS THAT NEITHER DEVELOPER NOR ANY OF ITS EMPLOYEES, AGENTS, REPRESENTATIVES OR, AS APPLICABLE, ITS PRINCIPALS, MEMBERS, OFFICERS OR DIRECTORS, NOR ANY OTHER PERSON OR ENTITY ASSOCIATED WITH DEVELOPER (EACH, INDIVIDUALLY, A “DEVELOPER PARTY” AND COLLECTIVELY, THE “DEVELOPER PARTIES”), IS:

(A)	A PERSON OR ENTITY LISTED IN THE ANNEX TO THE EXECUTIVE ORDER;

(B)	A PERSON OR ENTITY OTHERWISE DETERMINED PURSUANT TO THE EXECUTIVE ORDER TO HAVE COMMITTED ACTS OF TERRORISM OR TO POSE A SIGNIFICANT RISK OF COMMITTING ACTS OF TERRORISM (SUCH A PERSON OR ENTITY AND THOSE PERSONS AND ENTITIES LISTED IN THE ANNEX TO THE EXECUTIVE ORDER ARE REFERRED TO HEREIN AS “TERRORISTS”);

(C)	A PERSON OR ENTITY WHO ASSISTS, SPONSORS OR WHO SUPPORTS TERRORISTS OR ACTS OF TERRORISM (“SPONSORS OF TERRORISM”); OR

(D)	OWNED OR CONTROLLED BY TERRORISTS OR SPONSORS OF TERRORISM.

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FURTHERMORE, DEVELOPER REPRESENTS AND WARRANTS THAT NEITHER DEVELOPER NOR ANY DEVELOPER PARTY WILL, DURING THE TERM OF THIS AGREEMENT, BECOME A PERSON OR ENTITY DESCRIBED IN CLAUSES (A)–(D) ABOVE.

13.6            DEVELOPER UNDERSTANDS FRANCHISOR RETAINS THE ABSOLUTE RIGHT TO ENTER INTO AGREEMENTS WITH OTHER DEVELOPERS THAT MAY CONTAIN DIFFERENT TERMS THAN THOSE CONTAINED HEREIN OR TO FORGIVE, ABATE OR REDUCE FRANCHISE FEES AND MARKETING FUND OR LOCAL ADVERTISING COOPERATIVE CONTRIBUTIONS IN SUCH MANNER AS FRANCHISOR DEEMS IN FRANCHISOR’S BUSINESS JUDGMENT TO BE THE PROPER WAY TO PROCEED.

[SIGNATURE PAGE FOLLOWS]

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FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

WZ FRANCHISE, LLC

By:

Name: David Bloom

Title: COO & CDO

Date:

FUTURE LABS IX, INC.

By:

Name: Buck Jordan

Title: CEO

Date:

By:

Name: Kevin Morris

Title: CFO

Date:

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EXHIBIT A – to the Area Development Agreement

DESCRIPTION OF TERRITORY

The Development Territory map is attached here.

By:	By:

Title: CEO	Title: COO & CDO

Date:	Date:

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FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	Exhibit A-1

EXHIBIT B – to the Area Development Agreement

DEVELOPMENT SCHEDULE

Site Acceptance Date	Opening Date	Cumulative Number of Franchised Restaurants To Be Open and Operating On the Opening Date
July 1, 2022	December 1, 2022	1
March 1, 2023	August 1, 2023	2
June 1, 2023	September 1, 2023	3
September 1, 2023	February 1, 2024	4
January 1, 2024	June 1, 2024	5
April 1, 2024	September 1, 2024	6
July 1, 2024	January 1, 2025	7
October 1, 2024	April 1, 2025	8
February 1, 2025	July 1, 2025	9
May 1, 2025	October 1, 2025	10
September 1, 2025	February 1, 2026	11
November 1, 2025	April 1, 2026	12
March 1, 2026	August 1, 2026	13
May 1, 2026	September 1, 2026	14
July 1, 2026	December 1, 2026	15
October 1, 2026	March 1, 2027	16
February 1, 2027	July 1, 2027	17
June 1, 2027	November 1, 2027	18
July 1, 2027	December 1, 2027	19
August 1, 2027	February 1, 2028	20

By:	By:

Title: CEO	Title: COO & CDO

Date:	Date:

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FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	Exhibit B-1

EXHIBIT C – to the Area Development Agreement

DEVELOPER GUARANTY AGREEMENT

FOR VALUE RECEIVED, and in consideration for and as an inducement to Franchisor’s entering into the Area Development Agreement of even date herewith (the “Area Development Agreement”) by and between WZ FRANCHISE, LLC (“Franchisor”) and FUTURE LABS IX, INC. (“Developer”), the undersigned (“Guarantor”) hereby, on behalf of itself, its successors, assigns, heirs, administrators and general representatives, as the case may be, covenants and agrees with Franchisor, its legal representatives, successors and assigns as follows:

(a)            THAT, the undersigned will unconditionally guarantee to the Franchisor the prompt and punctual payment of any and all monies due and owing or other amounts that may be or become due to Franchisor from time to time under the Area Development Agreement and will duly perform all of the covenants contained in the Area Development Agreement to be performed by Developer thereunder; and, in addition, will pay all damages that may arise in consequence of a default by Developer under the Area Development Agreement, not including lost profits, and all attorneys’ fees and other costs that may be incurred by Franchisor in enforcing Developer’s covenants and agreements set forth in the Area Development Agreement, or in enforcing the covenants and agreements of the undersigned herein;

(b)            THAT, the undersigned will unconditionally guarantee to Franchisor payment and satisfaction of any claim which Franchisor may have against Developer for damages resulting from a violation of any covenant or condition in the Area Development Agreement, including, but not limited to, the covenant not to compete, unfair competition as defined under the Federal Trademark Act of 1946, as amended, or under applicable state unfair competition laws, arising out of Developer’s activities during the course of, in connection with, or upon the expiration or termination of the Area Development Agreement;

(c)            THAT, at the option of Franchisor, the undersigned may be joined in any action or proceeding commenced by Franchisor against Developer in connection with or based upon the Area Development Agreement or any provision thereof, and that recovery may be had against the undersigned in any such action or proceeding, or in any independent action or proceeding against the undersigned, without any requirement that Franchisor or its respective successors or assigns first assert, prosecute or exhaust any remedy or claim against Developer, its successors or assigns; such that the liability of the undersigned hereunder shall be deemed primary;

(d)            THAT, this Developer Guaranty Agreement shall be absolute, present and unconditional and shall remain in full force and effect and extend to any renewal, extension, indulgence, modification or amendment of the Area Development Agreement, and as to assignment or other transfer of Developer’s interests under the Area Development Agreement, whether or not the undersigned shall have had notice thereof;

(e)            THAT, the validity of this Developer Guaranty Agreement and the obligations of the undersigned hereunder shall in no way be terminated, limited, diminished, affected or impaired by reason of any action which Franchisor might take or be forced to take against Developer, or by reason of any waiver or failure to enforce any of the rights or remedies reserved to Franchisor in the Area Development Agreement or otherwise;

(f)            THAT, the obligations of the undersigned, if more than one party, shall be joint and several and shall be fully valid and binding as against each signatory hereto individually whether or not any other party or parties hereto have executed this Developer Guaranty Agreement;

(g)            THAT, the undersigned waives notice of any and all defaults under the Area Development Agreement;

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FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	Exhibit C-1

(h)            THAT, in any action or proceeding brought on, under or by virtue of this Developer Guaranty Agreement, the undersigned shall and does hereby waive trial by jury;

(i)            THAT, this Developer Guaranty Agreement shall survive the termination of, expiration or cancellation of the Area Development Agreement; and

(j)            THAT, any failure or election to take action against the undersigned pursuant to this Developer Guaranty Agreement shall not in any way be deemed as a waiver of any rights of Franchisor hereunder.

The use of the singular herein shall include the plural. Each term used in this Developer Guaranty Agreement, unless otherwise defined herein, shall have the same meaning as when used in the Area Development Agreement. This Developer Guaranty Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the undersigned has caused this Developer Guaranty Agreement to be executed as of even date with the Area Development Agreement.

GUARANTOR(S)

[Signature of Guarantor]

Buck Jordan
[Print Name and Date]

[Signature of Guarantor]

Kevin Morris
[Print Name and Date]

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FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	Exhibit C-2

EXHIBIT D – to the Area Development Agreement

RESTRICTIVE COVENANT AS TO DEVELOPER OR
SHAREHOLDER OF DEVELOPER

The undersigned constituting the Developer, the Developer’s Shareholder and their spouses acknowledge that they are bound by the restrictive covenants as contained in Section 9 of the Area Development Agreement dated _________________.

The undersigned, in consideration of mutual promises of the parties, and in order to induce Franchisor to execute the attached Area Development Agreement, hereby voluntarily enter into this Restrictive Covenant.

FUTURE LABS IX, INC.

By:

Name: Buck Jordan

Title: CEO

Date:

By:

Name: Kevin Morris

Title: CFO

Date:

WING ZONE ADA (FINAL 2021)

FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	Exhibit D-1

EXHIBIT E – to the Area Development Agreement

INFORMATION CONCERNING SHAREHOLDERS AND OTHER PERSONS

NAME	ADDRESS	PHONE	STOCK OWNED

EXECUTIVE OFFICERS

NAME	ADDRESS	PHONE	STOCK OWNED

BOARD OF DIRCTORS

NAME	ADDRESS	PHONE	STOCK OWNED

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FUTURE LABS IX, INC., LOS ANGELES SOUTH BAY

EAST	Exhibit E-1